L & L Energy Elects New CFO

SEATTLE, July 1, 2011 /PRNewswire --L & L Energy, Inc., (Nasdaq: LLEN) (“L&L” or the “Company”), a U.S.-based company since 1995 with coal mining and distribution businesses in China, announced today that Ian Robinson, CPA, will join the Company as Chief Financial Officer, effective June 30, 2011.

Mr. Robinson has been an Independent Director of L&L since December 2008 and has served as Chairman of the Company’s Audit Committee. Previously, he was a Senior Partner at the Hong Kong office of Ernst & Young LLP, having first joined the firm as a chartered accountant in 1976. Mr. Robinson currently serves as a director of several companies, both private and public, including Revonergy, Inc. and ENM Holdings, Ltd. A 31-year resident of Hong Kong, Mr. Robinson is a Member of the Supervisory Board of the Hong Kong Housing Society and a Member of the Hong Kong Insider Dealing Tribunal. Mr. Robinson holds the CPA designation from the Institute of Chartered Accountants of Australia and the Hong Kong Society of
Accountants.

Dickson Lee, Chairman and CEO, added, “As Chairman of our Audit Committee and Member of the Board since December 2008, Ian not only brings tremendous experience as a former senior partner of Ernst & Young, one of the Big 4 accounting firms; he will also hit the ground running with his day to day knowledge of L&L.”

About L & L Energy

L & L Energy (Nasdaq: LLEN), founded in 1995 and headquartered in Seattle, is primarily engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. The Company also has marketing offices in Beijing, Shenzhen, Guangzhou, Hong Kong and Taipei. For more information, see www.llenergyinc.com.

Forward-Looking Statements

The statements contained words that are not historical fact, including but not limited to, statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors and other made by the company filing with the Securities and Exchange Commission. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:
L&L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com

SOURCE: L & L Energy, Inc.